EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-4 of our report dated March 26, 2024 relating to the financial statements of Bremer Financial Corporation for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

January 14, 2025